Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our reports dated March 15, 2021, with respect to the consolidated balance sheets of Groundfloor Finance, Inc. and Subsidiaries as of December 31, 2021 and 2020 and the related consolidated statements of operations, changes in member’s (deficit), and cash flows for the years then ended, and to the reference to our firm under the heading “Experts”, which appears in the accompanying Form 1-A of Groundfloor Finance, Inc. and Subsidiaries. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Atlanta, Georgia

May 25, 2021